EXHIBIT 99.1

For more information contact:		Sysco Corporation
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sysco.com

SYSCO ANNOUNCES ELECTION OF NEW DIRECTOR

HOUSTON, April 12, 2018 — Sysco Corporation (NYSE:SYY), the leading global foodservice distribution company, announced today that John M. Hinshaw has been elected to join the board of directors, expanding the size of the board to 14 members. Mr. Hinshaw will stand for reelection at Sysco’s next Annual Meeting of Stockholders on Nov. 16, 2018.

“We are pleased to welcome John to our board,” said Jackie M. Ward, chairman of the board. “His leadership and service with significant public companies of various industries provide him experience in the operations of large, complex organizations and expertise in both information technology and management, enabling him to effectively collaborate with the board and Sysco management.”

John M. Hinshaw (47), served as the executive vice president, technology and operations and chief customer officer of Hewlett Packard Enterprises from November 2015 until his retirement in October 2016. Prior to that, Hinshaw served as the executive vice president, technology and operations of Hewlett Packard from November 2011 to November 2015. Hinshaw served as chief information officer of The Boeing Company from 2007 to 2010 and vice president and general manager from 2010 to 2011. Hinshaw also spent 14 years at Verizon Communications where, among several senior roles of increasing responsibility, he served as senior vice president and chief information officer of Verizon Wireless, overseeing the IT function of the wireless carrier. Hinshaw serves as a director of The Bank of New York Mellon Corporation; DocuSign, Inc.; and NAF, an educational non-profit organization.

About Sysco

Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. With over 65,000 associates, the company operates approximately 300 distribution facilities worldwide and serves more than 500,000 customer locations. For fiscal 2017 that ended July 1, 2017, the company generated sales of more than $55 billion.

For more information, visit www.sysco.com or connect with Sysco on Facebook at www.facebook.com/SyscoCorporation or Twitter at https://twitter.com/Sysco. For important news and information regarding Sysco, visit the Investor Relations section of the company’s Internet home page at www.investors.sysco.com, which Sysco plans to use as a primary channel for publishing key information to its investors, some of which may contain material and previously non-public information. Investors should also follow us at www.twitter.com/SyscoStock and download the Sysco IR App, available on the iTunes App Store and the Google Play Market. In addition, investors should continue to review our news releases and filings with the Securities and Exchange Commission. It is possible that the information we disclose through any of these channels of distribution could be deemed to be material information.

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